EXHIBIT 17.1

Alexander E. Aikens, III

31 Hampshire Road, Wellesley, MA 02481

Tel./Fax: 781-235-1694 • Cell: 781-801-2509

E-mail: aeaikens@comcast.net

Personal and Confidential

May 20, 2004

Mr. Andrew G. Kotsatos

Chairman of the Board

Boston Acoustics, Inc.

300 Jubilee Drive

Peabody, Ma. 01961

Dear Andy,

As we discussed yesterday, by copy of this letter I hereby resign as a Director of Boston Acoustics effective upon completion of the audit of the company’s financial statements for the fiscal year ended March 27, 2004. I have enjoyed my association with the company and I wish you every future success.

Sincerely,

/s/ Alexander Aikens

Alexander Aikens

cc:	Moses Gabbay

George Markos

Lisa M. Mooney

Fletcher H. Wiley

William Kelly